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                                                                      Exhibit 99

PACIFICARE-Registered Trademark-
HEALTH SYSTEMS




                                        5995 Plaza Drive
                                        Cypress California 90630-5028
                                        Tel 714-952-1121


NEWS RELEASE
- --------------------------------------------------------------------------------
               CONTACT:  David K. Erickson             Ben Singer
                         PacifiCare Health Systems     PacifiCare Health Systems
                         Investor Relations            Media Relations
                         (714) 229-2636                (714) 229-2825

FOR IMMEDIATE RELEASE    Charlie Eldredge              Ria Marie Carlson
                         FHP International             FHP International
                         Investor Relations            Media Relations
                         (714) 825-6905                (800) 391-2502 pager

                 PACIFICARE HEALTH SYSTEMS AND FHP INTERNATIONAL
                   RECEIVE REQUESTS FOR ADDITIONAL INFORMATION
                          FROM FEDERAL TRADE COMMISSION


     CYPRESS, Calif., September 20, 1996 - PacifiCare Health Systems, Inc. (NASDAQ: PHSYA and PHSYB) and FHP International Corporation (NASDAQ: FHPC) announced today that each has received a request for additional information from the United States Federal Trade Commission under the Hart-Scott-Rodino Act with respect to their previously announced merger. Both companies intend to respond promptly to the requests. The FTC action has the effect of delaying the expiration of the Hart-Scott-Rodino waiting period applicable to the acquisition until 20 days after the companies have substantially complied with the request for additional information, unless the FTC grants early termination of the waiting period.

     The proposed transaction is subject to approval of state and federal regulatory authorities, as well as PacifiCare and FHP shareholders, and is planned to close in early January 1997.

     PacifiCare Health Systems is one of the nations's leading managed health care services companies. Primary operations include managed care products for employer groups, and Medicare and Medicaid beneficiaries in California, Florida, Oklahoma, Oregon, Texas and Washington serving approximately two million members. Other specialty managed care operations include Medicare risk

                                     -more-

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                                                   PACIFICARE HEALTH SYSTEMS - 2


management services, pharmacy benefit management, military health care management, coordination of managed care products for multi-region employers, health and life insurance, behavioral health, dental and vision services and health promotion.


                                       ###

Cautionary Statement:
The statements contained in this release that are not historical facts are forward looking statements that are based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from those expected by management include uncertainties related to the timing and ability of the parties to satisfy all conditions to the closing of the merger. Additional information on factors that could potentially affect the Company's financial results may be found in documents filed by the Company with the Securities and Exchange Commission.